Exhibit 10.11

GUIDEWIRE SOFTWARE, INC.
CEO LONG-TERM INCENTIVE PLAN

1.	Purpose
This CEO Long-Term Incentive Plan (the “Plan”) is for the benefit of the Chief Executive Officer of Guidewire Software, Inc. (the “Company”) and is intended to provide an incentive for superior work and to motivate even higher achievement and business results. Awards made under this Plan constitute “performance-based” Restricted Stock Units under the Company’s 2011 Stock Plan (the “2011 Stock Plan”) and shall be granted under, and subject to, the terms and conditions of the 2011 Stock Plan.

2.	Definitions
For purposes of this Plan:

(a)
“Award” means a grant to the Participant hereunder. From and after a Change in Control, any references to an Award shall mean the fixed number of Restricted Stock Units eligible to be earned by the Participant, as determined by the Committee pursuant to Section 6 hereof.

(b)
“Award Notice” means a notice or agreement provided to the Participant that sets forth the terms, conditions and limitations of the Participant’s participation in this Plan, including, without limitation, the Participant’s Target Award.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” shall have the meaning set forth for such term in the Participant’s Executive Agreement.

(e)	“Change in Control” shall have the meaning given such term in the 2011 Stock Plan.

(f)	“Change in Control Date” means with respect to a Change in Control Performance Measurement Period, the date immediately prior to the consummation of the Change in Control.

(g)
“Change in Control Performance Measurement Period” means the Performance Measurement Period (including any Performance Sub-Period) that is shortened by the Committee such that the period shall be deemed to have concluded as of the Change in Control Date.

(h)	“Change in Control Performance Measurement Period Credited Award” shall have the meaning set forth for such term in Section 6(a) of the Plan.

(i)
“Change in Control Terminating Event” means (i) the termination by the Company of the Participant’s employment for any reason other than for Cause, death or disability; or (ii) the termination by the Participant of his employment with the Company for Good Reason, in each case during the period beginning two months before, and ending 12 months after, a Change in Control.

(j)	“Code” means Internal Revenue Code of 1986, as amended.

(k)	“Committee” means the Compensation Committee of the Board.

(l)	“Effective Date” means August 1, 2016.

(m)	“Executive Agreement” means the Executive Agreement by and between the Company and the Participant, dated September 2014.

(n)	“First Performance Sub-Period” means the period within a Performance Measurement Period that commences on August 1 of the first fiscal year within the Performance

Measurement Period and concludes on the second July 31 immediately thereafter. For the avoidance of doubt, the First Performance Sub-Period within the first Performance Measurement Period under the Plan shall commence on August 1, 2016 and shall end July 31, 2018.

(o)	“First Performance Sub-Period Target Award” means the number of Restricted Stock Units equal to 2/3 of the Participant’s Target Award, rounded up to the nearest whole number.

(p)	“Good Reason” shall have the meaning set forth for such term in the Participant’s Executive Agreement.

(q)	“Initial First Performance Sub-Period Credited Award” shall have the meaning set forth for such term in Section 4(b) of the Plan.

(r)	“Initial Second Performance Sub-Period Credited Award” shall have the meaning set forth for such term in Section 4(b) of the Plan.

(s)	“Initial Stock Price” means the Stock Price as of August 1 of the first fiscal year in any Performance Measurement Period.

(t)	“Operating Margin” means the non-GAAP operating income as a percentage of Revenue as reported in the Company’s public filings.

(u)	“Participant” means the Chief Executive Officer of the Company to whom an Award has been made.

(v)
“Performance Measurement Index” means the Software companies within the S&P Software and Services Select Industry Index, or, in the event such index is discontinued or its methodology significantly changed, a comparable index selected by the Committee in good faith. For the avoidance of doubt, as new companies are added to, or removed from, the index, the relevant list of companies shall self-adjust (i.e., the index is an open (not closed) list of companies).

(w)
“Performance Measurement Period” means a three-year period commencing on August 1 and ending on the third July 31 thereafter, and which consists of a First Performance Sub-Period and a Second Performance Sub-Period. There may be overlapping Performance Measurement Periods. The first Performance Measurement Period under the Plan shall commence on August 1, 2016 and shall end July 31, 2019.

(x)
“Performance Multiplier” means the percentage between 0% and 200% by which the First Performance Sub-Period Target Award, the Second Performance Sub-Period Target Award or the Change in Control Measurement Period is multiplied to determine the Initial First Performance Sub-Period Credited Award, the Initial Second Performance Sub-Period Credited Award or the Change in Control Performance Measurement Period Credited Award, respectively, as determined pursuant to Sections 4(b) or 6(a) of the Plan, as applicable.

(y)	“Performance Sub-Period” means each of the First Performance Sub-Period and the Second Performance Sub-Period.

(z)	“Release” shall have the meaning set forth for such term in the Participant’s Executive Agreement.

(aa)	“Restricted Stock Units” shall have the meaning set forth for such term in the 2011 Stock Plan.

(ab)	“Revenue” means total revenues as reported in the Company’s public filings.

(ac)
“Revenue/Operating Margin Multiplier” means the percentage between 75% and 150% by which the Initial First Performance Sub-Period Credited Award or the Initial Second Performance Sub-Period Credited Award is multiplied to determine, in part, the number of credited Restricted Stock Units for such period, as determined pursuant to Section 4(b) of the Plan.

(ad)
“Second Performance Sub-Period” means the period within a Performance Measurement Period that commences on August 1 of the first fiscal year within the Performance Measurement Period and concludes on the third July 31 immediately thereafter. For the avoidance of doubt, the Second Performance Sub-Period within the first Performance Measurement Period under the Plan shall commence on August 1, 2016 and shall end July 31, 2019.

(ae)
“Second Performance Sub-Period Target Award” means the number of Restricted Stock Units equal to (i) 1/3 of the Participant’s Target Award, rounded down to the nearest whole number, plus (ii) any portion of the Award that was eligible to be earned, but was not earned, in the First Performance Sub-Period.

(af)	“Stock” means the Company’s common stock.

(ag)
“Stock Price” means, as of a particular date, the average closing price of one share of Stock for the 60 consecutive trading days ending on the trading day immediately prior to such date; provided however, that in the event of a Change in Control of the Company, the Stock Price as of the Change in Control Date shall equal the fair market value, as determined by the Committee in its discretion, of the total consideration paid in the transaction resulting in the Change in Control for one share of Stock.

(ah)	“Target Award” means the target number of Restricted Stock Units that comprise the Participant’s Award for each Performance Measurement Period, as set forth in the Participant’s Award Notice.

(ai)	“Total Change in Control Credited Award” shall have the meaning set forth for such term in Section 6(a) of the Plan.

(aj)
“Total Shareholder Return” means, with respect to a Performance Sub-Period, the total percentage return per share, achieved by the Stock assuming contemporaneous reinvestment in the Stock of all dividends and other distributions (excluding dividends and distributions paid in the form of additional shares of Stock) at the closing price of one share of Stock on the date such dividend or other distribution was paid, based on the Initial Stock Price, and the Stock Price for the last day of the applicable Performance Sub-Period or, in the case of a Change in Control Measurement Period, the Stock Price as of the Change in Control Date.

3.Administration
(a)The Plan shall be administered by the Committee. The Committee shall have the discretionary authority to make all determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to any Award hereunder and the amount of any Award to be paid under the Plan (including the number of shares of Stock issuable to any Participant). In particular, but without limitation and subject to the foregoing, the Committee shall have the discretionary authority:
(i)to make an Award to the Participant under the Plan;
(ii)to determine the Target Award and any formula or criteria for the determination of the Target Award for the Participant;
(iii)to determine the terms and conditions, not inconsistent with the terms and conditions of this Plan, which shall govern Award Notices and all other written instruments evidencing an Award hereunder, including the waiver or modification of any such conditions;
(iv)to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and
(v)to interpret the terms and provisions of the Plan and any Award granted under the Plan (and any Award Notices or other agreements relating thereto) and to otherwise supervise the administration of the Plan.

(b)Notwithstanding anything herein to the contrary, the Committee shall make adjustments, to the extent it deems appropriate, to any Award, any Target Award, any Initial Stock Price, any Stock Price, the Total Shareholder Return, the Revenue, and the Operating Margin (including the targets thereunder) for any period in connection with or as a result of any of the following events which occur or have occurred after the Effective Date: a merger, acquisition, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, if the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities. In the event that the Company completes any acquisition during a Performance Measurement Period that is greater than 5% of the Company’s Revenue or operating income, the Committee shall make an appropriate and proportionate adjustment to the Plan to take such acquisition into account.
(c)Subject to the terms hereof, all decisions made by the Committee pursuant to the Plan shall be final, conclusive and binding on all persons, including the Company and the Participant. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
4.Determination and Payment of Awards
(a)Target Award. The Participant’s Award Notice shall specify the Target Award. The Target Award shall be expressed as a number of Restricted Stock Units. The percentage of the Target Award that is eligible to be credited for the Performance Measurement Period shall be determined by reference to the Company’s performance for each applicable Performance Sub-Period, as measured by the Total Shareholder Return for each such period and its percentile rank within the Performance Measurement Index for each such period, as well as the Revenue/Operating Margin Multiplier for the Performance Measurement Period.
(b)Performance Multiplier and Revenue/Operating Margin Multiplier. The number of Restricted Stock Units that shall be initially credited for the First Performance Sub-Period (the “Initial First Performance Sub-Period Credited Award”) shall equal (i) the First Performance Sub-Period Target Award, multiplied by (ii) the Performance Multiplier for the First Performance Sub-Period. The number of Restricted Stock Units that shall be initially credited for the Second Performance Sub-Period (the “Initial Second Performance Sub-Period Credited Award”) shall equal (A) the Second Performance Sub-Period Target Award, multiplied by (B) the Performance Multiplier for the Second Performance Sub-Period. The number of Restricted Stock Units credited for a Performance Sub-Period, if any, shall be rounded down to the nearest whole share of Stock.
Notwithstanding the foregoing, the total number of Restricted Stock Units that shall be credited for the applicable Performance Measurement Period shall equal (x) the sum of (aa) the Initial First Performance Sub-Period Credited Award and (bb) the Initial Second Performance Sub-Period Credited Award, multiplied by (y) the Revenue/Operating Margin Multiplier for the Performance Measurement Period. The number of Restricted Stock Units credited for a Performance Measurement Period, if any, shall be rounded down to the nearest whole share of Stock.
The Performance Multiplier for a Performance Sub-Period shall be determined as set forth on Exhibit A, attached hereto.
The Revenue/Operating Margin Multiplier for the Performance Measurement Period shall be determined as set forth on Exhibit B, attached hereto.

(c)Committee Determination. The Committee, at its first meeting following the conclusion of the First Performance Sub-Period, shall determine the Initial First Performance Sub-Period Credited Award, if any. The actual number of Restricted Stock Units that shall be credited for the First Performance Sub-Period, as well as the number of Restricted Stock Units that shall be credited for the Second Performance Sub-Period, shall be determined by the Committee, at its first meeting following the conclusion of the applicable Performance Measurement Period.
(d)Vesting and Settlement. The Target Award shall initially be unvested. Subject to Sections 5 and 6, as soon as practicable following the conclusion of the Performance Measurement Period (the “Vesting Date”) (but in no event later than two and one-half months after the end of the fiscal year in which the Vesting Date occurs), the total number of Restricted Stock Units, if any, that were credited for the Performance Measurement Period shall become vested and settled in an equal number of shares of Stock, subject to the continued employment with the Company of the Participant through such date.
5.Termination of Employment. Except as provided in Section 6 below, if at any time prior to the Vesting Date, the Participant’s employment with the Company terminates for any reason, the Participant shall automatically and immediately forfeit the right to earn, receive or be paid any portion of the Award (regardless of whether any portion of such Award had previously been credited).
6.Change in Control. Unless otherwise provided in any Award Notice, upon a Change in Control of the Company, the following shall occur:
(a)With respect to the Change in Control Performance Measurement Period, the Committee, in accordance with Section 4(b), shall determine the actual number of Restricted Stock Units that shall be credited for such period (the “Change in Control Performance Measurement Period Credited Award”) based on only the Total Shareholder Return percentile rank for the Change in Control Performance Measurement Period relative to the Performance Measurement Index for such Change in Control Performance Measurement Period. For the avoidance of doubt, the Change in Control Performance Measurement Period Credited Award shall be determined based on the Performance Multiplier for the Change in Control Performance Measurement Period only, and shall not be determined based on the Revenue/Operating Margin Multiplier for any period. The Change in Control Performance Measurement Period Credited Award plus the Initial First Performance Sub-Period Credited Award, if any, (collectively, the “Total Change in Control Credited Award”) shall be initially unvested and shall become vested on the Vesting Date, subject to the continued employment of the Participant through the Vesting Date. For example, if a Change in Control occurs during the 12th month of the Performance Measurement Period, the Committee shall determine the Change in Control Performance Measurement Credited Award based on performance for the 12 month Change in Control Measurement Period, but the Award shall not be deemed vested and shall not be settled until the end of the full 36-month Performance Measurement Period. If a Change in Control occurs during the 30th month of the Performance Measurement Period, the Committee shall determine the Change in Control Performance Measurement Credited Award based on performance for the 30 month Change in Control Measurement Period, and such Change in Control Performance Measurement Credited Award, plus the Initial First Performance Sub-Period Credited Award, if any, shall not be deemed vested and shall not be settled until the end of the full 36-month Performance Measurement Period. For the avoidance of doubt, since the Plan contemplates overlapping Performance Measurement Periods, there may be more than one Change in Control Performance Measurement Period.
(b)In the event that subsequent to a Change in Control and before the Vesting Date, the Participant’s employment with the Company terminates for any reason other than a Change in Control Terminating Event, such Participant shall automatically and immediately forfeit the right to receive any portion of the Total Change in Control Credited Award.
(c)In the event a Change in Control Terminating Event occurs with respect to the Participant, subject to the Participant’s execution of a Release and the expiration of the seven-day revocation period for the Release, the Total Change in Control Credited Award shall immediately vest and become payable upon the later of the date of such termination or the date of such Change in Control.

(d)If as a result of a Change in Control, no Stock remains outstanding and the surviving corporation (or its ultimate parent) does not agree to assume, continue or convert the Change in Control Performance Measurement Period Credited Award into a number of restricted stock units of equivalent value of the surviving corporation (or its ultimate parent), then such Award shall be deemed vested and payable as of the date immediately prior to the Change in Control.
7.Miscellaneous

(a)
Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time in its discretion without the consent of the Participant, but no such amendment shall materially and adversely affect the rights of the Participant with regard to outstanding Award without the Participant’s consent. In the event the Plan is terminated, the Company shall determine the Award payable to the Participant based on the Total Shareholder Return percentile rank relative to the Performance Measurement Index for each Performance Measurement Period ending on the date of Plan termination. The Awards for each Performance Measurement Period shall be further prorated to reflect the shortened Performance Measurement Period.

(b)
No Contract for Continuing Services. This Plan shall not be construed as creating any contract for continued services between the Company or any of its subsidiaries and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee or consultant of the Company or any of its subsidiaries.

(c)	No Transfers. The Participant’s rights in an interest under the Plan may not be assigned or transferred.

(d)
Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of subsidiaries or affiliates and the Participant. To the extent that the Participant holds any rights by virtue of an Award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any of its subsidiaries.

(e)	Tax Withholding. Any issuance of shares of Stock to the Participant shall be subject to tax withholding by the method or methods set forth in the Award Notice.

(f)
Construction. Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter or vice versa; and the singular form of words shall be extended to include the plural; and the plural shall be restricted to mean the singular.

(g)
Headings. The Section headings and Section numbers are included solely for ease of reference. If there is any conflict between such headings or numbers and the text of this Plan, the text shall control.

(h)	Effective Date. The Plan shall be effective as of the Effective Date.
8.Section 409A.

(a)
All payments and benefits described in this Plan are intended to constitute a short term deferral for purposes of Section 409A of the Code. To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Participant’s termination of employment, then such payments or benefits shall be payable only upon the Participant’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h). Anything in this Agreement to the contrary notwithstanding, if at the time of the Participant’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Participant becomes entitled to under this Agreement on account of the Participant’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Participant’s separation from service, or (b) the Participant’s death.

(b)
The parties intend that this Plan shall be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from Section 409A of the Code to the greatest extent possible or otherwise comply with Section 409A of the Code. The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)
The Company makes no representation or warranty and shall have no liability to the Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.